The Andersons, Inc.
480 W. Dussel Drive
Maumee, Ohio 43537

FOR IMMEDIATE RELEASE            AT THE COMPANY: Gary Smith (419) 891 — 6417
WEDNESDAY, MAY 3, 2006

THE ANDERSONS, INC. REPORTS STRONG FIRST QUARTER
EPS OF $0.49 FOR PERIOD VS. $0.14 LAST YEAR

Rail Business Leads Income Growth

MAUMEE, MAUMEE, OHIO, MAY 3, 2006—The Andersons, Inc. (Nasdaq: ANDE), today announced first-quarter net income of $3.8 million, or $0.49 per diluted share and total revenues of $281 million. In the same three-month period of 2005, the company reported net income of $1.0 million, or $0.14 per diluted share, on $259 million of revenues. The company now reports the performance of five operating groups in its segment data. Previously it had reported four operating units, one of which was the Agriculture Group. This group included the company’s grain and emerging ethanol business as well as its plant nutrient business. The company indicated the change is intended to provide greater focus on the needs of these businesses as they grow and will also provide its investors greater transparency into the progress in achieving its goals.

The Grain & Ethanol Group achieved operating income of $1.8 million in the most recent quarter, slightly higher than its year-earlier result. Total revenues of $128.6 million for the period were $7.7 million higher than the first quarter of 2005. The number of bushels handled by the group’s elevators was higher than a year ago, but total gross profit dropped significantly due to weak domestic demand for soft red wheat. This decline and increases in labor costs were offset by strong earnings from Lansing Trade Group, LLC, the group’s commodity trading affiliate, and receipt of a development fee earned in connection with the creation of a new limited liability company which broke ground last week to start construction of an ethanol production plant in Clymers, Indiana. Construction of another ethanol plant, located in Albion, Michigan, is progressing on schedule and expected to begin producing ethanol in the third quarter of this year. The Andersons is a significant investor in both of these projects and will provide general management, marketing, and risk management services to them and to other ethanol producers as well.

The Plant Nutrient Group incurred an operating loss of $1.2 million on $46.0 million of revenues in the first quarter of 2006. In this highly seasonal industry, the first quarter is typically a loss period. Last year the group incurred an operating loss of $0.8 million during the quarter with revenues of $44.1 million. The revenue increase was primarily due to higher prices for its products, most of which were well above first quarter 2005 levels. Recently, prices for some basic material product lines, particularly nitrogen, have begun to decline, causing customers to defer purchases until the second quarter, the primary planting season. As a result, tonnage volume declined, contributing to a drop in the group’s gross profit as compared to the first quarter of 2005. In most of the core markets served by the group, the second quarter is a primary consumption period, and at this time, nutrient application and planting is well underway.

The Rail Group’s operating income of $6.2 million in the first quarter of 2006 was $2.6 million higher than it earned in the same three-month period a year ago. Revenues of $34.4 million for the quarter were up $16.7 million. Although the group sold some railcars during the quarter, its total fleet at the end of March totaled about 3,100 more railcars than a year ago, and the utilization rate (the percentage of the fleet in service at the end of the period) had also increased. Operating income from the group’s railcar repair and manufacturing businesses was also higher in the first quarter than the comparable three months last year. The group’s operation in Mississippi was kept very busy repairing railcars damaged by last summer’s hurricanes, and the fluid filtration product lines acquired during 2005 continued to be additive to the Rail Group’s overall performance.

The first three months of the year are a key selling period for the Turf and Specialty Group’s lawn products business. This year the group achieved operating income of $2.1 million on $39.5 million of revenues in the first quarter. Last year, it reported $1.1 million of income and $40.9 million of revenues for the period. Total lawn products tons sold were lower in the first quarter this year, in part due to some restructuring actions undertaken last year which also lowered working capital requirements and reduced expenses. Tons sold to accounts in the group’s professional sector during the first three months of 2006 were higher than last year.

The Retail Group reported revenues of $32.1 million for the first quarter of 2006, a decrease of 8.4 percent in same-store sales from the same period in 2005, in part due to a mild winter and the timing of Easter this year. Some food product categories achieved growth during the quarter as did the addition of coffee bars at two of the group’s Toledo area stores. For the three month period, the Retail Group incurred an operating loss of $2.4 million this year, slightly more than the $2.1 million it lost in the first quarter of 2005.

“Historically the first quarter has been a loss period for our company. Last year we broke out of that pattern and reported net income of $1 million for the quarter. This year we improved further, achieving net income of $3.8 million, or 49 cents per diluted share,” said President and Chief Executive Officer Mike Anderson. “Our rail and turf businesses both achieved higher income in the first quarter this year, as did Lansing Trade Group, our commodity trading affiliate. Construction on two new ethanol plants in Michigan and Indiana is underway. We’re actively pursuing growth on several fronts: our much noted entry into the ethanol industry, continued growth in rail and commodity trading, development of new products, and process improvement initiatives in numerous areas of the company. All considered, I’m optimistic about our company’s future.”

Mr. Anderson also stated “Looking specifically at our earnings prospects for the full year, numerous factors will have a bearing on the outcome: weather patterns during the important agricultural planting and growing season within our region, nutrient and energy commodity prices, continued favorable railcar values and lease rates, retail and professional demand for lawn and garden products, and a successful launch of the new ethanol plant in Albion, Michigan. In light of these variables, there is a fairly wide range in our full-year earnings projections. At this time, we anticipate 2006 earnings per diluted share in a range from $3.40 to $3.80 per diluted share. As we move through the year, we should be able to narrow this spread.”

The company will host a webcast on Thursday, May 4, 2006 at 11:00 A.M. ET, to discuss its performance. This can be accessed under the heading “Financial Information” on its website at www.andersonsinc.com.

The Andersons, Inc. is a diversified company with interests in the grain & ethanol and plant nutrient sectors of U.S. agriculture, as well as in rail leasing, industrial products formulation, turf products production, and general merchandise retailing. Founded in Maumee, Ohio, in 1947, the company now has operations in seven U.S. states plus rail equipment leasing interests in Canada and Mexico.

This release contains forward-looking statements. These statements involve risks and uncertainties that could cause actual results to differ materially. Without limitation, these risks include economic, weather and regulatory conditions, competition, and the risk factors set forth from time to time in the Company’s filings with the Securities and Exchange Commission. Although the Company believes that the assumptions upon which the financial information and its forward-looking statements are based are reasonable, it can give no assurance that these assumptions will prove to be correct.

The Andersons, Inc. is located on the Internet at www.andersonsinc.com

FINANCIAL TABLES FOLLOW . . .

The Andersons, Inc.
Consolidated Statements of Income
(Unaudited)
	Three Months ended
	March 31
(in thousands, except for per share amounts)	2006	2005

Sales and merchandising revenues	$280,658	$258,656
Cost of sales and merchandising revenues	239,173	218,697

Gross profit	41,485	39,959

Operating, administrative and general expenses	37,906	36,901
Interest expense	4,194	2,950

Other income, net	3,059	1,079
Equity in earnings of affiliates	3,553	446

Income before income taxes	5,997	1,633
Income taxes	2,162	599

Net income	$3,835	$1,034

Per common share:
Basic earnings	$0.51	$0.14

Diluted earnings	$0.49	$0.14

Dividends paid	$0.09	$0.08

Weighted average shares outstanding-basic	7,545	7,373

Weighted average shares outstanding-diluted	7,819	7,643

The Andersons, Inc.
Consolidated Balance Sheets
(Unaudited)

	March 31	December 31	March 31
(in thousands)	2006	2005	2005

Assets
Current assets:
Cash and cash equivalents	$15,821	$13,876	$6,138
Restricted cash	3,856	3,936	1,482
Accounts receivable (net) and margin deposits	100,063	83,291	90,778
Inventories	262,198	240,806	270,650
Other current assets	32,289	30,632	31,114

Total current assets	414,227	372,541	400,162

Investments and other assets	63,506	39,008	20,949
Railcar assets leased to others (net)	131,991	131,097	113,318
Property, plant and equipment (net)	90,943	91,498	91,401
	$700,667	$634,144	$625,830

Liabilities and shareholders’ equity
Current liabilities:
Short-term borrowings	$132,100	$12,400	$114,400
Other current liabilities	209,815	263,922	196,959

Total current liabilities	341,915	276,322	311,359

Deferred items and other long-term liabilities	31,693	30,896	29,100
Long-term debt non-recourse	86,269	88,714	61,465
Long-term debt	77,217	79,329	89,151
Shareholders’ equity	163,573	158,883	134,755
	$700,667	$634,144	$625,830

Segment Data

	Grain &	Plant		Turf &
	Ethanol	Nutrient	Rail	Specialty	Retail	Other	Total
Quarter ended March 31, 2006
Revenues from external customers	$128,625	$46,033	$34,383	$39,505	$32,112	$—	$280,658

Gross Profit	6,945	4,133	14,092	6,635	9,680	—	41,485

Other income / Equity in earnings of affiliates	5,641	101	120	363	164	223	6,612

Operating income (loss)	1,780	(1,235)	6,218	2,149	(2,441)	(474)	5,997

Quarter ended March 31, 2005
Revenues from external customers	$120,937	$44,071	$17,705	$40,891	$35,052	$—	$258,656

Gross Profit	10,199	5,582	8,515	5,858	9,805	—	39,959

Other income / Equity in earnings of affiliates	681	227	185	168	132	132	1,525

Operating income (loss)	1,738	(787)	3,640	1,077	(2,098)	(1,937)	1,633